EXHIBIT 99.1

Rahul Singhvi, Sc. D President and Chief Executive Officer 9920 Belward Campus Drive Rockville, Maryland 20850 T 240-268-2000 F 240-268-2100 www.novavax.com Nasdaq: NVAX
Dear Stockholders,
As we begin the new year, it is important to reflect upon our 2007 accomplishments and articulate our objectives for value creation in 2008. We had a watershed year in 2007 during which we made significant advances towards our goal to transform Novavax into a premier vaccine development company. In 2007, we demonstrated proof of concept for our Virus like Particle (VLP) platform with favorable human data from a Phase I/IIa clinical trial that supports further development of our pandemic flu vaccine. In a very short period of time, we optimized flu vaccine yields to the point that they are already several times better than the egg-based manufacturing approach. We also demonstrated the tremendous commercial potential of VLPs as a platform by advancing our preclinical program for the seasonal flu vaccine and creating new vaccine candidates against two major vaccine-preventable diseases that hold considerable commercial potential. These accomplishments were wide ranging and it is my pleasure to review them here in some detail and provide context to what they mean for Novavax in 2008.
Product Pipeline
During 2007, we advanced our H5N1 VLP vaccine candidate from pre-clinical to Phase II clinical studies, our seasonal flu VLP candidate to late stage pre-clinical and toxicology studies, and initiated two new proprietary vaccine programs for which leading candidates are entering pre-clinical evaluation. This remarkable R&D productivity is a testament to the platform nature of our vaccine technology, which provides an efficient system to select lead candidates, refine manufacturing processes, and optimize development across product candidates.
Interim data from a Phase I/IIa study of our H5N1 VLP vaccine candidate provided human proof of concept of our proprietary VLP platform. The data showed that among the subjects in this study, the vaccine was well tolerated and demonstrated a dose dependent immune response. The study results support continuation of the program with evaluation of the safety and immunogenicity of a range of doses to begin in early 2008. The dose ranging study will provide the data needed to select a dose for the final phase IIb/III studies required for licensure. Our high yielding VLP production process allows the unique advantage to increase dose (at least up to 90 mcg) to achieve the desired immune response while still maintaining reasonable economics.
The implications of these interim data to Novavax are substantial. First, these data show that our recombinant VLP pandemic influenza vaccine was well tolerated at the doses evaluated. At the highest dose, the immunogenicity appeared to compare favorably to other H5N1 vaccines including the only currently FDA-licensed H5N1 vaccine. In addition, the VLP technology provides unique advantages that may not be afforded by the licensed vaccine. For example, Novavax’s VLP influenza vaccine does not depend on eggs for mass production and can be produced within 12 weeks of the identification of a pandemic strain as compared to up to 6 months for the licensed vaccine. In addition, our disposable and portable manufacturing system would allow for local country manufacturing of this vaccine with lower capital expenditures and product costs.
As you may know, immunogenicity of the avian H5N1 antigens, in general, is limited in humans as compared with that of seasonal flu strains because the H5N1 is not a human virus. Thus, demonstration of good immunogenicity of the VLP-based H5N1 antigen gives us confidence that our VLP-based trivalent seasonal influenza vaccine will show good immunogenicity in human clinical trials, which are planned for Q2, 2008.
In addition to advancing our lead pipeline programs, we made progress by adding two new programs to our pipeline in 2007. These new projects address major medical needs in infectious diseases and have the potential to become highly successful commercial products. As previously announced, the first of these two projects is a vaccine product candidate designed to combat shingles which is caused by the varicella zoster virus. For competitive reasons, we have not disclosed the indication target of the second new program, which we may announce later in 2008. We are striving to advance at least one of these two programs in 2008 to obtain pre-clinical proof of concept.
Vaccine Technology
We continued to solidify our VLP technology in 2007 by improving the technology and its applications and by filing additional patent applications. In addition, we licensed intellectual property from Wyeth Holdings to access certain patent applications around VLP technology which provides us freedom to operate in certain applications. Finally, we obtained a worldwide license to a new VLP platform from the University of Massachusetts which increases our ability to target a larger universe of diseases.
Commercial
On the commercial front, our biggest achievement was signing a collaboration agreement with GE Healthcare to co-market a pandemic influenza vaccine solution to select international countries. This collaboration is unique in the biotechnology area and has the potential to unlock the value of our pandemic influenza vaccine with a novel commercial model. This model addresses a critical need in pandemic preparedness in many countries that are looking for a domestic infrastructure for influenza vaccine production and would like to gain control of the supply chain. GE Healthcare and Novavax have joined hands because we both see the Novavax VLP vaccine, combined with GE’s bioprocess production technology and equipment, as a perfect fit to achieve this goal. GE and Novavax have formed a joint team to aggressively market this pandemic vaccine solution to various international countries.
Management Team
During 2007, we strengthened our Board of Directors and senior management team with the appointment of John Lambert as Executive Chairman. With his 30 plus years of experience in the field, John brings a knowledge of the vaccine markets and commercialization that is invaluable to our strategic planning and decision making. In addition, we appointed Jim Robinson as VP of Technical and Quality Operations and Len Stigliano as VP and Chief Financial Officer. Jim came to us from Sanofi Pasteur where he was VP of Industrial Operations, responsible for production of all vaccines at Sanofi Pasteur’s Swiftwater, PA facility, an organization of over 1,000 employees. He brings manufacturing experience and context around influenza vaccines, an area of critical importance and focus for us. Jim is leading process development, analytical development, quality assurance, quality control, clinical manufacturing, and facility projects at Novavax. As CFO, Len brings a wealth of experience both in finance as well as general management. His keen insights into drug development cost drivers, acquired during his many years at a contract research organization, are invaluable to Novavax. With Jim and Len, we have a well rounded Executive Committee that also includes Dr. Penny Heaton, our Chief Medical Officer, Ray Hage, SVP of Commercial Operations, and myself.
Operations and Infrastructure
In 2007, we streamlined operations by consolidating our offices and laboratories into our new corporate headquarters in Rockville, MD where we leased a 53,000 square foot, stand-alone facility. This facility has ample office space, state of the art laboratory space, as well as utilities that allow for operating a GMP pilot plant. In late 2007, we embarked on making leasehold improvements to create a GMP pilot plant in this facility that we expect to commission in Q2 2008. The project was hindered by a couple of months due to construction permit delays, but the team has accommodated this delay and project completion remains on the original schedule. This facility will showcase the capability of our disposable production technology to create vaccine production capacity rapidly, in a low infrastructure environment, at a fraction of the cost required to bring traditional vaccine facilities on line. In addition to lower capital costs, we have made substantial improvement in our production yields during 2007 which allows us to remain highly competitive from a cost perspective even at higher vaccine doses. We continue to operate our manufacturing operations for producing Phase I/II vaccine materials at our Taft Court facility, also located in Rockville, Maryland until the new GMP build out at our corporate headquarters is completed and validated.
In many ways, year 2007 was a fundamental year for Novavax. We now have the basic elements in place to unleash the potential of our vaccine technologies. Our strategy of a low risk approach to creating next generation vaccines is paying off. In 2008, the third year of Novavax’s redirection into vaccines, we expect to have two programs in Phase IIa/IIb clinical studies and two programs in early pre-clinical development. Combining this R&D productivity with a paradigm changing manufacturing technology and a new commercial model, we believe we are poised for significant value creation in 2008. Thank you all for your continued support.
Sincerely,
Rahul Singhvi

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding clinical developments, anticipated milestones, revenues, operating expenses and collaborations and partnerships are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the Company’s ability to progress any product candidates in pre-clinical or clinical trials; the scope, rate and progress of its pre-clinical trials and other research and development activities; the scope, rate and progress of any clinical trials we commence; clinical trial results; even if the data from pre-clinical or clinical trials is positive, the product may not prove to be safe and efficacious; risks relating to the early stage of Novavax’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of Novavax’s proposed product candidates; Novavax’s pilot plant facility is subject to extensive validation and FDA inspections, which may result in delays and increases costs; dependence on the efforts of third parties; failure by Novavax to secure and maintain relationships with collaborators; dependence on intellectual property; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility, and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at http://www.sec.gov. These forward-looking statements speak only as of the date of this letter, and Novavax assumes no duty to update forward-looking statements.